                                                           Exhibit No. EX-99.p.6

                                 Code of Ethics
                                January 16, 2007

SECTION 1. THE BASICS

Overview
In accordance  with Rule 204A-1 of the Investment  Advisers Act of 1940 and with
Rule 17j-1 of the  Investment  Company  Act of 1940,  as  amended,  this Code of
Ethics  ("Code")  sets forth the  specialized  rules for  business  conduct  and guidelines  for the  personal  activities  that  generally  are  required of all personnel employed by Westfield Capital Management Company, LLC ("WCM").

The Code serves many purposes. Among them are to:

     1.   educate  personnel of WCM's  expectations and the laws governing their conduct;

     2.   remind  personnel  that they are in a  position  of trust and must act with complete propriety at all times;

     3.   protect the reputation of WCM;

     4.   guard against violation of the securities laws;

     5.   protect WCM's clients by deterring misconduct; and

     6.   establish procedures for employees to follow so WCM can assess whether they are complying with our ethical principles.

The CCO,  or a  designee,  has the  authority  to grant  written  waivers of the provisions  of this Code in  appropriate  instances.  However,  WCM expects that waivers,  if any, will be granted only in rare  instances and will be documented by  Compliance  for WCM's files.  Typically,  no waivers shall be granted on any provisions  of the Code that are  mandated by the rules and  regulations  of the
Securities and Exchange Commission ("SEC").

Persons Covered by the Code
The Code applies to all personnel, including directors and officers, all of whom
WCM deems to be "Access Persons".  Certain  provisions of the Code also apply to the  members of an Access  Person's  family/household.  You are deemed an Access
Person the day you begin  employment at WCM. From time to time,  the  Compliance
Department may designate  additional persons,  such as independent  contractors, consultants, and interns, as Access Persons subject to the Code.

While all provisions of the Code apply to Access  Persons,  WCM does designate a sub-set of Access Persons as "Investment Persons". Generally, Investment Persons
make  investment  decisions  for  clients,  provide  information  or  advice  to
portfolio  managers,   help  execute  and/or  implement  a  portfolio  manager's
decision,  or have access to investment  decisions  relating to client accounts.
Investment Persons may be required to provide additional information for certain personal activities. Typically, members of WCM's Investment, Marketing, Trading, and  Compliance  departments  are  deemed  to be  Investment  Persons.  However,
Compliance  also may  designate,  on  occasion,  certain  persons as  Investment
Persons subject to the Code. You will be informed by Compliance whether you have been designated as an Investment Person.

WCM Board Members who are not employees of WCM are deemed  "non-interested Board members".  Should  any  non-interested  Board  member  have  access,  come  into possession  of or  obtain  non-public  information  about  client  transactions, portfolio  holdings or WCM's investment  recommendations in the normal course of business,  he or she will be  considered  an Access Person and be subject to the reporting  requirements noted in Section 3. Any non-interested  Board member who seeks access to  non-public  information  about client  transactions,  portfolio holdings or WCM's investment  recommendations  must obtain written  pre-approval from Compliance.

General Principles
WCM is a fiduciary for its investment  advisory clients.  Accordingly,  WCM owes our  clients the utmost duty of loyalty,  good faith,  and fair  dealing.  As an employee of WCM,  you are  obligated  to uphold these  important  duties.  These general principles govern all conduct,  whether or not the conduct is covered by more  specific  provisions  in the  Code.  You must  comply  with the  following principles at all times.

     1.   All personnel are to place the interests of clients first;

     2.   All  personal  securities  transactions  must be  conducted  in such a manner that is  consistent  with the Code and must avoid any actual or potential conflicts of interest or abuse of any employee's position of trust and responsibility;

     3.   WCM and its personnel will exercise independent,  unbiased judgment in the investment decision-making process;

     4.   It is improper  for WCM or its  personnel to use for their own benefit
          (or the  benefit of anyone  other than the client)  information  about
          WCM's trading or recommendations for client accounts;

     5.   Employees  must  not take  advantage  of his or her  position,  and of investment  opportunities  that would otherwise be available for WCM's clients;

     6.   WCM wants to avoid the  appearance  that the firm,  its  personnel  or others  receive any  improper  benefit from  information  about client trading or  accounts,  or from our  relationships  with our clients or with the brokerage community;

     7.   Information concerning the identity of security holdings and financial circumstances of clients is confidential;

     8.   WCM  expects  all  personnel  to  act  with  honesty,   integrity  and
          professionalism in all apsects of our business; and

     9.   WCM  expects all  personnel  to comply with the spirit of the Code and the specific rules contained in the Code.

Standards of Business Conduct
As part of WCM's fiduciary obligations to its clients, all personnel must comply with  applicable  federal  securities  laws. In connection  with the purchase or sale,  directly or indirectly,  of a security held or acquired by a client,  all personnel are not permitted:

     1.   To defraud the client in any manner;

     2.   To mislead  such client,  including  by making a statement  that omits material facts;

     3.   To engage in any act,  practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

     4.   To engage in any manipulative practice with respect to such client; or

     5.   To engage in any  manipulative  practice  with respect to  securities, including price manipulation.

Conflicts of Interest
As a fiduciary, WCM has an affirmative duty of care, loyalty,  honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid  conflicts  of interest  and by fully  disclosing material  facts  concerning  any  conflict  that does arise with  respect to any client.  WCM  attempts  to identify  and avoid  conflicts  of interest  with our clients and other business  relations.  Consequently,  all personnel must try to avoid  situations  where there are  conflicts  of interest or an  appearance  of conflict  or  impropriety.  Conflicts  include,  but are  not  limited  to,  the following:

     1.   Conflicts  Among Client  Interests:  All personnel are prohibited from inappropriate  favoritism  of  one  client  over  another  that  would constitute a breach of fiduciary duty.

     2.   Competing with Client Trades:  All personnel are prohibited from using
          knowledge   about   pending   or   currently   considered   securities
          transactions for clients to profit personally (directly or indirectly)
          as a result of such transactions. Personal securities transactions are addressed more specifically in Section 2.

     3.   Disclosure of Personal Interest:  Investment  Personnel are prohibited
          from  recommending,   implementing,   or  considering  any  securities
          transaction  for  a  client  without  having  disclosed  any  material beneficial  ownership,  business  or personal  relationship,  or other material  interest  in the  issuer  or its  affiliates,  to the  Chief
          Compliance Officer ("CCO") or to the Compliance Officer ("CO"). If the
          CCO or CO deems the disclosed interest to present a material conflict, the  Investment  Person  may not  participate  in any  decision-making process regarding the securities of that issuer. Should the Investment
          Person be a research analyst, the CCO or the CO has full discretion to request that the issuer be assigned to another analyst. This provision applies in addition to the  quarterly and annual  personal  securities reporting requirements described in Section 3.

     4.   Referrals/Brokerage:  All  personnel  must act in the best interest of
          WCM's clients regarding  execution and other costs paid by clients for brokerage  services.  You must strictly  adhere to WCM's  policies and procedures  regarding  brokerage,  including  those on best execution, soft  dollars,  and  directed  brokerage.  See WCM's  policies on Soft
          Dollar Practices and Best Execution.

     5.   Vendors and  Suppliers:  All personnel  must disclose to the CCO or to the CO any  personal  investments  or other  interests  in  vendors or suppliers  with  respect  to  which  the  person  negotiates  or makes decisions on behalf of the firm. If you have such an interest, the CCO or the CO may  prohibit  you  from  negotiating  or  making  decisions regarding WCM's business with those companies.

     6.   No  Transactions  with  Clients:  All  personnel  are not permitted to knowingly  sell to, or purchase  from,  a client any security or other property,  except those securities issued by a publicly-traded client.
          These transactions are subject to the Personal Securities Transactions provisions and procedures.

Non-Public Information
All personnel,  including  non-interested Board Members, must strictly adhere to the firm's  Insider  Trading  Policy.  You are prohibited  from trading,  either personally or on behalf of others,  while in possession of material,  non-public information.  Additionally,  you  are  not  permitted  to  communicate  material non-public information to others in violation of the law. Non-public information includes  the  information  to  which  you  have  access  at WCM  (i.e.,  client information,  investment  recommendations).  Violations  of the  firm's  Insider
Trading Policy may result in penalties of civil injunctions, permanent bars from employment in the  securities  industry,  civil  penalties up to three times the profits made or losses avoided,  criminal fines, and jail sentences.  Please see
WCM's Insider Trading Policy for complete details.

SECTION 2. PERSONAL TRANSACTIONS
A conflict of interest occurs when the personal interests of employees interfere or  could  potentially  interfere  with  their  responsibilities  to WCM and its clients. In this section,  you will find provisions that address those conflicts that can arise from personal transactions.

WCM utilizes an automated personal transactions system called Protegent Personal
Trading  Assistant  ("PTA")  to  track  and  monitor  Access  Persons'  personal transactions.  To assist you in managing your personal transactions that must be reported to  Compliance,  you should  submit  pre-clearance  requests,  required reports, and certifications through PTA. Compliance will assign to you a user id and a temporary  password.  It is  important  that you not share your user id or password  with  anyone  as you  are  responsible  for all  information  created, modified,  and deleted from the system.  If you need  specific  instructions  on using PTA, please contact Compliance.

Gifts and Entertainment
WCM recognizes that Access Persons,  because of their position with the company, may be offered,  or may receive without  notice,  gifts and  entertainment  from clients,  brokers, vendors or other business contacts.  Access Persons and their family/household  members,  as well as  non-interested  Board  Members,  may not accept or receive any gift or accommodation  from any firm or person who does or seeks to do business with WCM that

     o    might create a conflict of interest or the perception of impropriety;
     o    might  interfere  with  the  impartial   discharge  of  such  person's
          responsibilities to WCM or its clients; or
     o    place the recipient or WCM in a difficult or embarrassing position.

Keep in mind that the following  guidelines are not intended to prohibit  normal business entertainment.

     1.   Access  Persons may not accept or give gifts,  entertainment,  special accomodations  or other things of material value on their own or WCM's behalf that could influence  decision-making,  make them feel beholden to a person or a firm,  or may be construed as an improper  attempt to influence a person or firm.

     2.   Access  Persons  may not  accept or give gifts or  entertainment  that exceed the value of $100. For example, if you are offered the use of a private  jet  to  travel  to a  meeting,  along  with  another  firm's employees, and you decide this is the way you wish to travel, you will need to preclear this with Compliance and reimburse the offering party for the value of a first class ticket.

     3.   Gifts or entertainment  received outside the normal course of business may not exceed $1,000 per year.

     4.   Access Persons may not give gifts with an aggregate value in excess of
          $100 per year to  persons  associated  with  securities  or  financial organizations,  including exchanges,  broker/dealer  firms,  commodity firms, or news media.

     5.   Any  gifts  or  entertainment  that  exceed  the de  minimis  must  be pre-approved by the CCO, or a designee,  if possible. In circumstances where the Access Person may not be able to obtain pre-approval for the receipt of a gift or  entertainment  (e.g.,  you are at dinner  with a broker),  the  Access  Person  should  notify  Compliance  as  soon as reasonably  possible so they can determine  whether  reimbursement  is appropriate.

     6.   Access  Persons  should  be  mindful  of the  frequency  of gifts  and entertainment as that may be looked upon as excessive.  For example, a business contact taking you out to lunch once a month can be construed as  inappropriate,  even if each lunch is  significantly  under the de minimis.

     7.   Access  Persons may not accept or give cash or cash  equivalent  gifts
          (e.g.,  American Express gift cheques),  without the prior approval of the CCO,  or a  designee.  Gift  certificates  to  retail  stores  and restaurants may be accepted  without prior approval,  as long as it is below the de minimis.

     8.   In addition to the preclearance  requirement  described above,  Access
          Persons  should be prepared to reimburse  the  offering  party for any
          gifts   and   entertainment   that   extend  to   spouses   and  other
          family/household  members.  For example, if a broker offers tickets to you and your family,  you should be prepared to  reimburse  the broker for your family's  tickets and possibly for any amount that goes above the de minimis on your ticket.

     9.   All gifts and entertainment  must be reported on a quarterly basis via
          PTA. Specifics on reporting requirements can be found in Section 3.

     10.  All gifts and  entertainment  received  from or given to any person(s)
          associated with the government,  municipal,  or similar authority must be  precleared  by the CCO, or a designee.  Access  Persons need to be aware that the various  jurisdications have different prohibitions and limits  on gifts,  and  violation  of these  restrictions  can  happen without their knowledge.

     11.  All  gifts  and  entertainment  received  from or given  to any  union official (i.e.,  union or officer,  agent,  shop steward,  employee or other  representative of a union) must be pre-cleared by the CCO, or a designee. The Department of Labor ("DOL") typically requires reporting of gifts, entertainment, and paid expenses to union officials beyond a certain de  minimis.  These  reports are made public and posted on the
          DOL's website.

Referrals
Access Persons are prohibited from making referrals to clients (e.g., attorneys, accountants) if the Access Person will benefit in any way.

Political and Charitable Contributions
Access  Persons are  prohibited  from  making  political  contributions  for the purposes of obtaining or retaining advisory contracts with public clients (i.e., pay-to-play). Access Persons also are not permitted to consider WCM's current or anticipated  business  relationships  as a factor  in  soliciting  political  or charitable donations.

Service on the Board or as an Officer of Another Company
To avoid  conflicts of interest,  inside  information  and other  compliance and business  issues,  Access  Persons  generally  are  prohibited  from  serving as officers  or  members  of the  board of any  other  entity.  Exceptions  to this provision must be obtained through the CCO, who may require consideration by the board of WCM.  Exceptions  must be provided in writing and granted only based on the best interest of WCM and its clients. The CCO can deny the exception request for any reason.

This  pre-approval  requirement does not apply to service as an officer or board member of any parent or subsidiary  of WCM, nor does it apply to  non-interested
WCM Board Members;  although they are required to report to the CCO on an annual basis of all positions held by them on boards or as officers of other companies.

Other Outside Business Activity
Access Persons must obtain  preapproval from Compliance prior to engaging in any outside business activity as this may interfere with their duties with the firm.
Pre-approvals must be submitted through PTA, and will be reviewed by Compliance.
Outside business activities include, but are not limited to:

     o    Employment with another firm/organization (e.g., part-time position at a retail store for the holiday season, working at family's or friend's store or organization on weekends)

     o    Consulting engagements

     o    Public/Charitable positions

     o    Fiduciary appointments other than with respect to family members

Personal Securities Transactions
Access  Persons  and their  family/household  members  are  required to strictly
adhere  to  the   policies  and   procedures   regarding   personal   securities
transactions.  Failure  to  abide  by any of  these  provisions,  without  prior approval  from the CCO, or a designee,  may result in  sanctions  such as fines, disgorgement  of  profits,  and  termination  of  employment.  See Section 4 for specific details on non-compliance with the Code.

Securities Covered
The requirements and restrictions discussed in this section of the Code apply to
"covered securities," unless otherwise noted. Covered securities typically means any stock, bond, future,  investment  contract,  or any other instrument that is considered a security under the Investment  Advisers Act. The term is very broad and includes items such as options,  limited partnerships,  foreign unit trusts, mutual funds,  private  investments and private  investment funds,  hedge funds, investment clubs, Exchange Traded Funds ("ETFs"), and 529 plans.

For the  purposes  of this  Code,  certain  securities  are  EXCLUDED  from  the definition of a covered security. They are:

     a.   Direct obligations of the Government of the United States;

     b.   Bankers' acceptances, bank certificates of deposits, commercial paper, and high-quality  short term debt  instruments,  including  repurchase agreements;

     c.   Shares issued by money market funds;

     d.   Shares  issued by open-end  mutual funds that are not  sub-advised  or advised by WCM or any of its affiliates;

     e.   Shares  issued by unit  investment  trusts  ("UITs") that are invested exclusively  in one or more open-end  mutual funds,  none of which are sub-advised or advised by WCM or any of its affiliates;

          Note:  This  does not  include  ETFs or 529  Plans,  both of which are considered  reportable  securities.  All  personal  ETF and  529  Plan transactions,  unless purchased through an automatic  investment plan, must be precleared by Compliance.

     f.   Municipal bonds

Accounts Covered
The Code governs any covered  security in which you, as an Access  Person,  have any direct or  indirect  beneficial  interest,  including  interest  in a trust, partnership,  or retirement plan.  Beneficial interest is defined under relevant securities  laws as any person who  directly or  indirectly,  through  contract, arrangement,  understanding,  relationship or otherwise, has or shares direct or indirect pecuniary interest (i.e., the opportunity to share or profit,  directly or indirectly, in any profit derived from a transaction) in securities.  You are presumed to have  beneficial  interest in  securities  or accounts  held by your spouse, minor children, and family members sharing your household. This includes adult child, grandchild, parent, stepparent,  grandparent,  sibling, or in-laws.
However,  your beneficial  interest in securities and accounts may extend beyond members of your household.

Accounts of  non-immediate  relative or  non-relative  (i.e.,  roommate,  nanny)
sharing the household are not covered, unless you have the opportunity either to share the profits from such  securities or to exercise  investment  influence or control.  Keep in mind ,  however,  that  the  Insider  Trading  Policy  applies regardless of whether the account is covered or not.

Preclearance Requirement
With the  exception  of those items  described  in  Exemptions  to  Preclearance
Requirements  and  Transactional  Restrictions  and in Covered  Securities,  any
transaction   in  which  an  Access   Person   or  a  member  of  the   person's
family/household  has or acquires a beneficial  interest must be precleared with the CCO, or a designee.

Preclearance requests for securities transactions must be submitted through PTA;
verbal  approvals are not  permitted.  Approvals are valid only for the day they
were   granted.   Neither   Access   Persons   nor   members  of  the   person's
family/household  may  place an order  for a  securities  transaction  for which
preclearance   authorization  is  required  without  prior  receipt  of  written authorization  of the  transaction.  The CCO or the CO may revoke a preclearance any time after it is  granted  and before  the  transaction  has been  executed.
Compliance may deny or revoke  preclearance for any reason,  and is not required to give an explanation, especially when the reasons are confidential in nature.

Transactional Restrictions
The following  transactions  are prohibited and will not be authorized under any circumstances. These prohibitions apply to all personal securities transactions, including those that are listed in the Exemptions section.

     o    Non-public Information. Any transaction in a security by an individual who possesses material,  non-public information regarding the security or the issuer of the security;

     o    Market  Manipulation.   Transactions  intended  to  raise,  lower,  or
          maintain the price of any security or to create a false  appearance of active trading;

     o    Market Timing and Excessive Trading.  Access Persons should not engage in excessive  trading or market timing  activities with respect to any
          fund   sub-advised  or  advised  by  WCM  or  any  of  its  affiliates
          ("reportable  funds").  When placing  trades in any  reportable  fund, whether the trade is placed directly in your personal account,  401(k)
          account,   deferred  compensation   account,   account  held  with  an
          intermediary or any other account,  you must comply with the rules set forth in the fund's  prospectus  and SAI  regarding  the  frequency of trades.

     o    Others. Any transactions deemed by Compliance to involve a conflict of
          interest,   possible  diversions  of  corporate  opportunity,   or  an
          appearance of impropriety.

The following  transactions are GENERALLY  prohibited and will not be authorized absent exceptional circumstances.

     o    Front Running. An Access Person, including  family/household  members,
          should  not  place  an  order  to  enter  into  a  personal   security
          transaction  when the Access Person  knows,  or has reason to believe, that the security may in the near future be recommended  for action or acted upon by the firm for any client account.

     o    Blackout  Periods.  Unless the transaction is listed in the Exemptions section or noted below,  the  blackout  periods  described  below will apply to all personal securities transactions.

          o    Access  Persons  and  their  family/household   members  may  not
               purchase  or sell a  security  (or  equivalent  security)  for an account in which they have  beneficial  interest  for a period of seven business days if that security (or equivalent security) has been recommended for action by the Investment Committee; and

          o    Access  Persons  and  their  family/household   members  may  not
               purchase  or sell a  security  (or  equivalent  security)  for an account in which they have  beneficial  interest  for a period of seven  business  days  before or after  any  client  account  has purchased  or sold  across  a  product,  hedge  fund or  group of accounts that  security (or  equivalent  security).  Transactions
               executed  for   disperson   purposes   are  excluded   from  this
               prohibition.

               Note: The total  blackout  period is 15 business days (the day of the client  trade,  plus  seven  business  days  before and seven business days after).  For example,  if a client  account sells a security on Monday,  you may trade that security in your personal account on the following Monday.

          Exceptions:

          |X|  From time to time, an Investment  Person who is  responsible  for making investment  recommendations or decisions  discovers that a security  purchased  for his or her own  account  has been  under
               consideration  for  client  accounts.  In  this  situation,   the
               Investment  Person must put the  clients'  interests  first,  and promptly  make an  investment  recommendation  or decision in the clients'  interests,  rather than delaying the  recommendation or
               decision  for  clients  to  avoid   conflict  with  the  blackout
               provisions of this Code. WCM  recognizes  that this situation may occur  unintentionally;  if it appears  that the person  acted in good faith and in the best interests of WCM's  clients,  then the
               CCO or the CO may not require disgorgement of profits.

          |X|  Access Persons who wish to  participate in a private  offering of securities (e.g., PIPE) may not be

     o    Initial Public  Offerings and Private  Placements.  Access Persons and
          their family/household members may not acquire beneficial ownership in any initial public offering or limited offering in a private placement transaction except with the specific,  advance written approval of the
          CCO or the CO.  Compliance will make a written record of any decision,
          and  the  reasons  supporting  the  decision,   to  approve  any  such
          transaction.

     o    Short-term  Trading.  Neither  Access  Persons nor any member of their family/household  may realize a profit from any transaction  involving the purchase and sale, or sale and purchase,  of the same security (or any  closely  related  security,  such  as  an  option  or  a  related convertible or exchangeable security) within any period of 30 calendar days.  For purposes of this rule,  transactions  will be reviewed on a first-in-first-out basis.

     o    Short Selling.  Access Persons are not permitted to short any security which is held broadly in client accounts.

Exemptions to Preclearance Requirements and Transactional Restrictions
Unless  noted,  the  following   transactions   are  exempt  from   preclearance
requirements  and   transactional   restrictions   described  above.   Reporting
requirements still may apply to these  transactions;  see Section 3 for complete details.

     o    Purchases  and  sales  of  large-cap  securities  (as  defined  by WCM products)  that do not exceed a total of 1,000 shares in one issuer in a one-month period.  These  transactions are subject to the short-term trading and front running prohibitions described earlier.

     o    Purchases  and  sales  over  which an Access  Person  has no direct or indirect  influence or control,  so long as neither the Access  Person nor a family member has any beneficial  ownership of securities in the account.

     o    Transactions   where  the  Access  Person  has  no  knowledge  of  the
          transaction before it is completed. For example, transactions effected for an Access  Person  or  family/household  member by a trustee  of a
          blind  trust,  or   discretionary   trades   involving  an  investment
          partnership  or investment  club, in connection  with which the Access
          Person is neither  consulted  nor  advised  of the trade  before it is executed.

     o    Purchases and sales pursuant to an automatic  investment plan, such as a dividend investment plan.

     o    Purchases  pursuant to the BPFH employee stock purchase plan (sales of the stock  purchased  through  the ESPP are  required  to be  approved before execution).

     o    Purchases  pursuant to the  exercise of rights  issued pro rata to all holders  of the class of  securities  held by the  Access  Person  (or family/household  member)  and  received  by  the  Access  Person  (or family/household member) from the issuer.

     o    Acquisition   of   securities   through  stock   dividends,   dividend
          reinvestment,   stock   splits,   reverse   stock   splits,   mergers,
          consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

     o    Any  acquisition or  disposition  of a security in connection  with an
          option-related   securities   transaction  that  has  been  previously
          approved  pursuant  to the Code.  For  example,  if an  Access  Person receives  approval to purchase an option,  the person does not need to obtain  preclearance  to  later  exercise  the  option.  However,  the security transaction must be reported on the person's quarterly report and on the annual holdings report if it is still held in the account.

     o    Transactions  in  futures  and  options  contracts  on  interest  rate instruments or broad-based indices, and options on such contracts.

     o    Transactions  that  occur  by  operation  of law or  under  any  other circumstance  in which neither the Access Person nor any member of his or her  family/household  exercises  any  discretion to buy or sell or makes recommendations to a person who exercises such discretion.

     o    Transactions  in securities  determined by Compliance to present a low potential for  impropriety or the  appearance of impropriety  (e.g., a purchase  or sale of a bond  issued  by a  company  in which  WCM most likely would not invest any client assets).

SECTION 3. COMPLIANCE WITH THE CODE

Reporting Requirements
As a general  rule,  all covered  securities  and accounts  over which an Access
Person or a member of the  family/household  has  beneficial  ownership  must be reported to  Compliance  on a regular  basis.  Access  Persons  are  required to complete the reporting requirements described in this section. Exceptions to the reporting  requirements are listed under  Exemptions to Reporting  Requirements.
Unless the account or holding falls under the exemptions section,  you must file the reports described below,  even if you have no holdings,  transactions or new accounts to list in the reports.

All reports and  certifications  submitted through PTA will remain  confidential and will not be accessible by anyone other than those in  Compliance,  except to the extent  necessary to implement and enforce the  provisions of the Code or to comply with requests for information from government agencies.

Holdings Reports (Initially and Annually)

     o    Initial Holdings  Report.  You must submit a report of all holdings in covered/reportable  securities within 10 days after the day you become an Access Person (typically the day you start employment with WCM) and on an annual basis  thereafter.  The holdings  report  should list all
          covered/reportable   securities  in  which  you  or  members  of  your
          family/household have beneficial ownership.

          Initial  holdings  information  should be current as of a date no more than 45 days  prior to your date of  becoming  an Access  Person.  For
          example,   if  you  start  on  November  1st,  your  initial  holdings information  should be as of no later  than  September  17th.  Initial holdings  information  should be entered  into PTA.  The  system  will require  that you provide for each  holding:  1)the  ticker  symbol or other primary identifier,  2)the account in which that the security is held, and 3)the quantity or principal amount.  PTA will  automatically record the date and time of each holding that is submitted.

     o    Annual Holdings Report. On an annual basis, you are required to report all of your covered/reportable  securities as of December 31st. ANNUAL
          HOLDINGS REPORTS MUST BE COMPLETED AND SUBMITTED BY JANUARY 31ST.

Brokerage and Investment  Account Reports  (Initially,  Annually,  Quarterly for
Newly Opened Accounts)

     o    Initial  Accounts  Report.  You must submit  through PTA a list of all
          brokers,   dealers   and   banks   where  you  or  a  member  of  your
          family/household  has  established  an account in which any securities
          (not merely covered/reportable  securities) are held for the direct or indirect benefit of you or a member of your family/household within 10 days after the day you become an Access Person  (typically the day you start  employment with WCM). You must provide the name of the account, the account number,  the name of the broker,  dealer or bank with whom the account is established  and the date the account was  established.
          PTA will date and time each account submission automatically.

          If you  open an  account  while  employed  at WCM,  you  must add that account to PTA and notify  Compliance.You  will be  required to send a letter  to the  broker/dealer/bank  to  request  duplicate  copies  of transaction  confirmations  and  account  statements  for  Compliance.
          Conversely,  if you close an account  while  employed at WCM, you must de-activate  that  account in PTA and notify  Compliance.  You will be required to send a letter to your  broker/dealer/bank  to request that they stop sending us duplicate confirms and statements.  See Duplicate
          Statements and Confirms section for more information.

     o    Quarterly  Accounts Report.  On a quarterly basis, you are required to report all new  accounts  that you or a  family/household  member have opened during that quarter.  You should review the name of the broker, dealer or bank, the account number,  date the account was established, and any other information for accuracy. QUARTERLY ACCOUNT REPORTS MUST
          BE COMPLETED AND SUBMITTED  WITHIN 21 DAYS AFTER THE CALENDAR  QUARTER
          END.

     o    Annual  Accounts  Report.  You are  required to report all accounts in which your or your  family/household  members hold any securities that could  benefit  you  or  your  family/household  members  directly  or indirectly.  You should review the name of the broker, dealer or bank, the account number,  date the account was  established,  and any other information for accuracy. ANNUAL ACCOUNT REPORTS MUST BE COMPLETED AND
          SUBMITTED BY JANUARY 31ST.

Transactions Reports (Quarterly)
You are required to review and  acknowledge  all  covered/reportable  securities transactions for the most recent calendar  quarter.  The list should reflect all transactions in  covered/reportable  securities in which you or a member of your family/household  have/had beneficial  ownership.  You should review the primary identifier,  the interest  rate and maturity date (if  applicable),  quantity or principal amount, nature of the transaction (i.e.,  purchase,  sale or any other type of acquisition or disposition),  price, the name of broker/dealer/bank with which  transaction  was  effected,  and  any  other  information  for  accuracy.
QUARTERLY  TRANSACTION  REPORTS MUST BE COMPLETED AND  SUBMITTED  WITHIN 21 DAYS
AFTER THE CALENDAR QUARTER END.

Duplicate Statements and Confirms
If you or any member of your  family/household has a securities account with any broker, dealer or bank, you or your  family/household  member must instruct that broker,  dealer  or bank to  send,  directly  to  WCM's  Compliance  Department, contemporaneous  duplicate copies of all transaction confirmation statements and all account  statements  relating to that  account.  THIS  REQUIREMENT  DOES NOT
SATISFY THE QUARTERLY OR ANNUAL REPORTING REQUIREMENTS AS OUTLINED ABOVE.

If you or any member of your  family/household  close a securities  account with any broker,  dealer or bank, you or your  family/household  member must instruct that  broker,  dealer or bank to stop  sending  to WCM  duplicate  copies of all transaction  confirmation statements and all account statements relating to that account.

Gifts & Entertainment Reports (Quarterly)
You are required to disclose all gifts and  entertainment  you have  received or given regardless of value.  Keep in mind that certain  regulatory  entities have strict  rules on the receipt and giving of gifts and  entertainment.  It is very possible to identify  discrepancies between the recepient and the provider given
reporting  requirements.   QUARTERLY  GIFTS  &  ENTERTAINMENT  REPORTS  MUST  BE
COMPLETED AND SUBMITTED WITHIN 21 DAYS AFTER THE CALENDAR QUARTER END.

When   completing   your   report,   you   must   provide   the   name   of  the
recipient/provider,  description of gift or  entertainment,  date, and cost. WCM recognizes  that it may be  difficult to obtain an actual cost on some gifts and entertainment  for  various  reasons.  In these  instances,  you  should  make a reasonable  estimate.  Compliance has discretion to question  reported values of gifts  and  entertainment.  In  some  cases,  Compliance  may  ask  for  back up documentation.

The following examples and guidelines have been provided to assist you with this reporting requirement.

     Reportable Items

     o    Gifts (e.g., fruit baskets, flowers, gift certificates)

     o    Meals  outside the normal  course of business  (e.g.,  charity  dinner sponsored by broker or consultant)

     o    Meals that are frequent (e.g.,  the same broker takes you to dinner or lunch once a month)

     o    Tickets to sports events, concerts,  shows, movies, etc. regardless of who is in attendance from WCM or another firm

     o    Golf and other outings such as fishing trips and sailing excursions

     o    Donations  and   sponsorships   on  behalf  of  WCM  (excludes   those
          organizations that WCM as a firm sponsors or donates to regularly such as City Year);  for  example,  a broker asks that you sponsor a dinner table or a round of golf at an upcoming client event

     Typically Not Reportable Items

     o    Meals that occur during the normal  course of business and the broker, client,  consultant,  or  business  contact is present  (e.g.,  broker bringing  in lunch  for a  meeting,  broker  taking  you to  dinner to discuss Westfield business). However, if these are excessive in nature and frequent in occurrence, they must be reported.

     o    Promotional items (e.g.,  company logo items such as pens, golf balls, key chains,  note pads, mugs, hats)

     o    Nominal gifts that are given for a special occasion (e.g., flowers for the birth of a child)

Acknowledgement of Code (Initially and Annually)

     o    Initial Acknowledgement.  As part of your initial holdings submission,
          you  will  be  required  to  acknowledge  that  you  received,   read,
          understand,  and will comply with the Code and all its provisions. You also will  confirm  that the Code  applies to you and  members of your family/household,  and that you are an Access  Person (and  Investment
          Person, if applicable) under the Code.

     o    Annual Acknowledgement. Annually, you are required to acknowledge that you have received,  read, understand and will comply with the Code and all its provisions.  You also will re-confirm that the Code applies to you and members of your  family/household,  and that you are an Access
          Person (and Investment Person, if applicable) under the Code.

     o    Interim Acknowledgement. From time to time, the Code may be amended to reflect new regulatory  requirements  or to address new conflicts that have arisen.  All amendments to the Code will be distributed to Access
          Persons,  who will be required to acknowledge that they have received, read,  understood,  and will comply with the amended Code.  Immaterial amendments  will be  distributed  either with  material  amendments or during the annual acknowledgement period.

Notifying Compliance of Violations
The Code  requires that if at any time you become aware that you, any members of your  family/household or any other Access Person, have violated the Code, it is your fiduciary  obligation to report such  violation(s) to the CCO, or the CO in the CCO's absence, immediately. All Access Persons are required to report actual or suspected  violations  of the Code promptly to the CCO or the CO. In the case of an actual or suspected  violation by the CCO,  Access Persons are required to notify the CEO or the President.

     o    Confidentiality.  Any reports  created to satisfy the  requirements of the Code shall be  treated  confidentially  and shall be  investigated promptly  as  required  by  the  particular  circumstances.  Violation reports can be submitted anonymously through PTA.

     o    Types of Reporting.  You are obligated to report any:  a)noncompliance with applicable laws,  rules and regulations;  b)fraud or illegal acts involving any aspect of the firm's business;  c)material misstatements in regulatory  filings,  internal books and record,  client records or reports;  d)activity  that  is  harmful  to  clients;  and  e)material deviations  from  required  controls  and  procedures  that  safeguard clients and the firm.

     o    Guidance.  You are  encouraged  to seek guidance from the CCO or other senior  manager  with  respect to any action or  transaction  that may violate the Code and to refrain  from any action or  transaction  that might lead to the appearance of a violation.

     o    Retaliation.  Any  retaliation  against  an  employee  who  reports  a violation is prohibited  and  constitutes  a further  violation of the
          Code.

Exemptions from Certain Reporting Requirements

Managed Accounts - Personal Securities Transactions
Access Persons are not required to report accounts and securities over which the person or the  person's  family/household  members  has no  direct  or  indirect influence or control.  However,  you are required to notify  Compliance of these types of accounts  and obtain an  attestation  from the  adviser(s)  in order to exempt a nondiscretionary account from the quarterly reporting requirements.

While you may speak to your adviser about your financial  goals and  objectives, you are not  permitted to consult  with your  adviser (or be  consulted  on) any specific security transactions, regardless of whether the security is covered or
not  covered.   You  will  be  required  to  disclose  these  accounts  and  any covered/reportable securities in these accounts in your initial holdings report.
You also will be required to disclose the covered/reportable securities in these accounts on your annual holdings report.

Automatic Investment Plans - Personal Securities Transactions
Access  Persons are not  required to  disclose  on their  quarterly  transaction reports  any  securities  that  were  purchased  or sold  through  an  automatic investment  plan,  including  dividend  reinvestment  plans. You are required to disclose these holdings on your initial and annual holdings reports.

SECTION 4: ADMINISTRATION AND ENFORCEMENT

Approval and Distribution
Compliance  will  distribute the Code to all Access  Persons at least  annually.
Material  amendments  or  revisions  made to this Code will be approved by WCM's
Board of Directors.  Upon approval by the Board, the Code will be distributed to all Access  Persons.  Access Persons are required to acknowledge  that they have received, read, understood, and will comply with the Code and any amendments.

Training and Education
The CCO, or a designee,  is responsible for training and educating all employees regarding  the Code.  All newly  hired  employees  are  required  to  complete a compliance  overview  session that includes review of the Code and WCM's Insider
Trading  Policy.  New  employees  are  required  to  acknowledge  that they have received,  read,  understood,  and will  comply  with  the Code and the  Insider
Trading Policy.

Periodically,  the CCO, or a designee,  will provide training on the Code to all employees.  Employees  are required to attend any training  sessions or read any applicable materials that Compliance deems appropriate. On occasion, it also may be necessary for certain departments to receive additional training. Should this be the case,  the CCO,  or a  designee,  will  coordinate  with the  appropriate department  managers to discuss particular topics and concerns to address at the training session.

Annual Review
In accordance with Rule 206(4)-7 of the Advisers Act and 38a-1 of the Investment
Company Act, the CCO, or a designee,  will review at least annually the adequacy of the Code and the effectiveness of its implementation. The CCO, or a designee, will report the  results of the annual  Code review to WCM's Board of  Directors and will bring material violations to their attention.

Personal Transactions Monitoring
On at least a quarterly  basis,  the CO will review and monitor required reports for conformity with all applicable provisions outlined in Sections 2 and 3. Each member of the Compliance Department will review and monitor each other's reports as required by the Code.

Report to Boards of Directors
The CCO, or a designee,  will report to WCM's Board of  Directors on a quarterly basis  the  results  of the  review of  personal  transaction  reports,  and any material  violations  or  granted  waivers  of the Code and its  provisions.  In addition,  the CCO, or a designee,  may be required to provide an annual written report to the Board of Directors of certain  sub-advised  clients as required by
Rule 17j-1 of the Investment Company Act.

Sanctions
WCM treats  violations of this Code  (including  violations of the spirit of the
Code) very  seriously.  If you  violate  either the letter or the spirit of this
Code, WCM may impose one, several or all of the following: penalties or fines as outlined in this Code; a reduction of compensation,  a demotion;  a disgorgement of trading gains; suspension or termination of your employment;  making a civial referral to the SEC; and making a criminal referral. Some examples of violations include:  improper trading activity;  failing to file required  reports;  making inaccurate or misleading  reports or statements  concerning  trading activity or securities accounts;  and inappropriate  individual conduct,  even if no clients are harmed.  If you have any doubt or uncertainty  about what this Code requires or permits, you should consult Compliance.

The CCO,  with  assistance  from the CO,  shall  determine  whether the policies established in this Code have been violated, and what sanctions,  if any, should be  imposed.  The CCO or CO will  notify  you of any  discrepancy  between  your personal  activities  and the  rules/restrictions  outlined  in this Code.  If a
discrepancy   cannot  be   thoroughly   explained  or  corrected  to  the  CCO's
satisfaction,  the CCO, or in her absence, the CO, has full authority as granted by the WCM Board of  Directors,  to  determine  and impose a  sanction  upon any employee  or board  member who may have  violated  the Code or the spirit of the
Code.  Failure to  promptly  abide by a  directive  to reverse a trade,  forfeit profits or submit a monetary  fine may result in the  imposition  of  additional sanctions.

The  following  sanctions  are  guidelines;  depending  on  the  nature  of  the violation,  Compliance  may  impose  sanctions  that are less or more than those listed.  Fines  are to be paid by  check,  made  payable  to  Westfield  Capital
Management  Company,  LLC.  Each  payment  will be submitted to a charity of the
CCO's or CO's  unbiased  choice.  Reimbursements  to brokers  or other  business contacts  should be paid to the appropriate  party; a copy of the  reimbursement check and the cancelled reimbursement check should be given to Compliance.

--------------------------------------------------- -----------------------------------------------------------------------------
Violation                                           Sanction
--------------------------------------------------- -----------------------------------------------------------------------------
Late Reporting or Certification                     First Offense: $50 per day after due date per report or certification

                                                    Second Offense:  $100 per day after due date per report or certification;
                                                    possible temporary suspension of personal securities transaction rights

                                                    Subsequent Offense: $150 per day after due date per report or certification, plus temporary suspension of personal securities transaction rights
--------------------------------------------------- -----------------------------------------------------------------------------
Failure to Preclear or Trading on Expired           First Offense: $150 per trade
Preclearance Approval
                                                    Second Offense: $300 per transaction plus disgorgement of any profits;
                                                    possible temporary suspension of personal securities transaction rights and possible reversing of questionable trades

                                                    Subsequent Offense: $500 per transaction plus disgorgement of any profits;
                                                    temporary suspension of personal securities transaction rights; possible reversing of questionable trades
--------------------------------------------------- -----------------------------------------------------------------------------
Market Timing                                       $500 per trade plus disgorgement of any profits; temporary suspension of personal securities transaction rights; possible termination of employment and civil or criminal referral
--------------------------------------------------- -----------------------------------------------------------------------------
Providing False or Omitting Material Information    Suspension of personal securities transaction rights; possible termination
on Reports or Certifications                        of employment and civil and criminal referral
--------------------------------------------------- -----------------------------------------------------------------------------
Purchasing Securities within Blackout Periods       $1,000 per trade for microcap
(Market caps are defined by WCM products)           $750 per trade for small cap
                                                    $500 per trade for smid cap
                                                    $250 per trade for mid cap
                                                    $100 per trade for large cap

                                                    Disgorgement of profits; temporary suspension of personal securities transaction rights; possible reversing of questionable trades and possible termination of employment
--------------------------------------------------- -----------------------------------------------------------------------------
Short-term Trading                                  First Offense: $100 per transaction plus disgorgement of profits

                                                    Second Offense: $200 per transaction plus disgorgement of profits;
                                                    temporary suspension of personal transaction rights; possible reversing of questionable trades

                                                    Subsequent Offense: $300 per transaction plus disgorgement of profits;
                                                    temporary suspension of personal securities transaction rights; possible reversing of questionable trades
--------------------------------------------------- -----------------------------------------------------------------------------
Trading Securities on Restricted List               $500 per trade plus disgorgement of any profits; temporary suspension of personal securities transactions; possible reversing of questionable trades
--------------------------------------------------- -----------------------------------------------------------------------------
Gifts & Entertainment - Failure to preclear,        Depending on the circumstances and the violation, the sanction will differ.
Acceptance or Giving of Gifts & Entertainment       In those cases where the Access Person is the recipient, the person will be
Above De Minimis                                    asked to reimburse the offering party the amount above the de minimis.

                                                    If the Access Person violates the policy repeatedly, monetary fines and employment suspension may be imposed. In all cases, a written warning will be issued and placed in the person's file.
--------------------------------------------------- -----------------------------------------------------------------------------

Recordkeeping Requirements
Compliance  will maintain the following  records in the manner and to the extent set out in Rule 204-2(a)(12) and (13) of the Investment Advisers Act and Section
17j-1(f) of the Investment Company Act in a readily accessible place.

     1.   A copy of each Code that is in effect,  or at any time within the past five years;

     2.   A record of any  violation  of the Code,  and of any action taken as a result of the  violation,  for five years  after the end of the fiscal year in which the violation occurred;

     3.   Copies  of  acknowledgements  of  receipt  of the  Code  and  material amendments  for each person who is currently,  or within the past five years was, an Access Person;

     4.   A copy of  each  report  made  pursuant  to the  Code,  including  any brokerage confirmation and account statements;

     5.   A list of names of persons,  currently  or within the past five years, who are or were Access Persons or Investment Persons;

     6.   A list of persons who are, or were,  responsible for reviewing reports made pursuant to the Code during the last five years;

     7.   A copy of reports provided to the WCM Board of Directors regarding the
          Code;

     8.   A  copy  of  WCM's  Board  of  Directors  Annual  Acknowledgement  and
          Certificate  of  Compliance  with Section  17j-1(c) of the  Investment
          Company  Act for at least five years  after the end of the fiscal year in which it is made;

     9.   A record of any decision, and the reasons supporting the decision, for approving  the  acquisition  by  Access  Persons  of IPOs and  limited offerings  for at least five years after the end of the fiscal year in which the approval was granted; and

     10.  A record of any granted waivers or exceptions, and supporting reasons, to any provisions of the Code.